UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                 SCHEDULE 13G/A
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                              (AMENDMENT NO. 8)(1)



                              TAG-IT PACIFIC, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                           (Title Class of Securities)

                                   873774 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|X|      Rule 13d-1(d)




--------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 873774 10 3                   13G                    Page 2 of 5 Pages
--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                   COLIN DYNE
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)

         (b)
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                            REPUBLIC OF SOUTH AFRICA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,229,580 (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,229,580 (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,229,580 (1)
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 6.5% (2)
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                             IN
-------- -----------------------------------------------------------------------
(1) Includes 535,000 shares of common stock reserved for issuance upon exercise of stock options which currently are exercisable.
(2) Based on a total of 18,241,045 shares of the Issuer's common stock issued and outstanding on November 21, 2005, as reported on the Issuer's Quarterly Report on Form 10-Q filed on November 21, 2005.

ITEM 1(a).        NAME OF ISSUER:

                           Tag-It Pacific, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           21900 Burbank Blvd., Suite 270
                           Woodland Hills, California  91367

ITEM 2(a).        NAME OF PERSON FILING:

                           Colin Dyne

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           Colin Dyne
                           Tag-It Pacific, Inc.
                           21900 Burbank Blvd., Suite 270
                           Woodland Hills, California  91367

ITEM 2(c).        CITIZENSHIP:

                           Republic of South Africa

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $0.001 per share

ITEM 2(e).        CUSIP NUMBER:

                           873774 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                           Not Applicable

         (a)      [_]      Broker or Dealer  registered  under Section 15 of the
                           Exchange Act.

         (b)      [_]      Bank as defined in  Section  3(a)(6) of the  Exchange
                           Act.

         (c)      [_]      Insurance  Company as defined in Section  3(a)(19) of
                           the Exchange Act.

         (d)      [_]      Investment  Company registered under Section 8 of the
                           Investment Company Act.

         (e)      [_]      An  investment   adviser  in  accordance   with  Rule
                           13d-1(b)(1)(ii)(E).

         (f)      [_]      An  employee   benefit  plan  or  endowment  fund  in
                           accordance with 13d-(b)(1)(ii)(F).

         (g)      [_]      A  parent  holding   company  or  control  person  in
                           accordance with Rule 13d-1(b)(ii)(G).

         (h)      [_]      A savings  association  as defined in Section 3(b) of
                           the Federal Deposit Insurance Act.

         (i)      [_]      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)      [_]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.

ITEM 4.           OWNERSHIP.

                           Included in rows 5 through 9 and 11 on page 2.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           Not Applicable

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable

ITEM 10.          CERTIFICATIONS.

                  Not Applicable

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        FEBRUARY 10, 2006
                                        ----------------------------------------
                                        (Date)


                                        /S/ COLIN DYNE
                                        ----------------------------------------
                                        (Signature)


                                        COLIN DYNE
                                        ----------------------------------------
                                        (Name/Title)